As filed with the Securities and Exchange Commission on September 29, 2026
Registration No. 333-299116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The Metals Royalty Company Inc.
(Exact name of registrant as specified in its charter)
British Columbia, Canada (State or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
1900 Dome Tower
333 7th Ave SW
Calgary, AB, T2P 2Z1
(403) 984-1941
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Benjamin K. Marsh Paul Heller Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Evan Straight Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3500, The Stack, Vancouver, BC, V6E 4E5 (604) 631-3300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒ If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-1 (File No. 333-299116) of The Metals Royalty Company Inc. (the “Registrant”), originally filed on September 24, 2026 (the “Registration Statement”), is being filed solely to amend the signature page to indicate the location in which the Registration Statement was signed on behalf of the Registrant. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages and the exhibit index. The remainder of the Registration Statement, including the prospectus, is unchanged and has been omitted, and this Amendment does not modify or update the disclosures therein in any way other than as described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Sections 159 to 164 of the BCBCA authorize companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.
Our articles require us to indemnify directors and officers to the extent required by law.
We have entered into agreements with our directors and certain officers, or an Indemnitee, to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which we are a shareholder or creditor if the Indemnitee serves such organization at our request.
We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities issued by the Registrant without registration under the Securities Act since January 1, 2022. The Registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, Regulation S, or Rule 701 of the Securities Act or as transactions not involving the sale of securities.
(1)
In November 2022, we issued an aggregate of 5,000,000 Common Shares at a purchase price of US$0.01 per share, for an aggregate purchase price of approximately US$50,000.

(2)
In February 2023, we issued an aggregate of 34,538,463 Common Shares at a purchase price of US$0.65 per share, for an aggregate purchase price of approximately US$22.45 million.

(3)
On March 21, 2023, we entered into a contribution and subscription agreement with Landsons Investment Corporation, pursuant to which we issued Landsons Investment Corporation 3,500,000 Common Shares at a purchase price of US$1.50 per share, for an aggregate purchase price of US$5.25 million.

(4)
On July 25, 2025, we issued an aggregate of 2,768,300 subscription receipts at a price of $5.00 per subscription receipt, for aggregate gross proceeds of approximately $13,841,500, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.

(5)
On September 8, 2025, we issued 2,139,770 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,698,850.

(6)
On September 8, 2025, we issued an aggregate of 299,100 subscription receipts at a price of $5.00 per subscription receipt, for aggregate gross proceeds of $1,495,500, to be held in escrow in accordance with the Subscription Receipt Agreement.

(7)
On October 31, 2025, we issued 67,081 subscription receipts at a price of $5.00 per subscription receipt for an aggregate gross proceeds of $335,405, to be held in escrow in accordance with the Subscription Receipt Agreement.

(8)
On November 10, 2025, we issued 430,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $2,150,000.

(9)
On December 5, 2025, we issued 2,000,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,000,000.

(10)
On December 18, 2025 we issued 3,443,399 Common Shares upon the exercise of options under the Legacy Option Plan.

(11)
On February 12, 2026, we issued 1,000,000 Common Shares upon the grant of 1,000,000 Unrestricted Stock Awards under the 2025 Plan.

(12)
On March 3, 2026, the Compensation Committee of our board of directors, approved, subject to shareholder approval, the CEO Performance Plan and the grant of 3,000,000 PRSUs under the CEO Performance Plan to our Chief Executive Officer. On March 19, 2026, the shareholders approved the CEO Performance Plan.

(13)
On March 23, 2026, we issued 3,134,481 Common Shares on the conversion of the subscription receipts upon satisfaction of the Release Conditions for gross proceeds of $15,672,405, and interest income earned on the subscription receipts of $237,030.67.

(14)
On May 14, 2026, we issued 24,999 Common Shares to third party vendors of the Company at a deemed issue price of US$14.00 per share for past services.

(15)
On May 19, 2026, we issued 139,664 Common Shares upon the vesting of PSUs under the 2025 Plan.

(16)
On June 1, 2026, we issued an aggregate of 6,164,141 Common Shares at a purchase price of $13.00 per Common Share for aggregate gross proceeds of approximately $80.1 million pursuant to the PIPE Financing. Certain of our directors, executive officers and other related parties subscribed for and purchased PIPE Shares in the PIPE Financing on substantially the same terms (including the same per-share purchase price of $13.00) as the other PIPE investors.

(17)
On June 1, 2026, we issued 576,923 Common Shares at a price of $13.00 per share for aggregate gross proceeds of $7,500,000 as partial consideration for the Mesabi Royalty.

(18)
On June 3, 2026, we issued 77,889 Common Shares to YA II PN, Ltd. at a deemed issue price of $12.84 per share as consideration for commitment fees payable under the SEPA.

(19)
On July 13, 2026, we issued 1,004,214 Common Shares upon the grant of 1,004,214 Unrestricted Stock Awards under the 2025 Plan.

(20)
On August 24, 2026, we issued and sold to certain institutional and accredited investors $140,035,000 aggregate principal amount of our 8.00% Convertible Senior Secured Second Lien Notes due 2031 at an issue price of 95% of the principal amount thereof, for aggregate gross proceeds of $133,033,250. Scotiabank and William Blair acted as placement agents for the offering. The Notes are convertible into Common Shares as described in the prospectus that forms a part of this registration statement.

(21)
On August 24, 2026, in connection with the Credit Agreement, we issued to Macquarie Bank Limited 500,000 common share purchase warrants, each exercisable to purchase one Common Share at an exercise price of $8.66 per Common Share at any time prior to the fifth anniversary of the date of issuance.

(22)
On August 24, 2026, we issued 4,365,079 Common Shares to Mesabi Investments (USA) LLC, as nominee of Ironclad Royalties, LLC, at a deemed issue price of $6.30 per Common Share, or $27,500,000 in the aggregate, as partial consideration for the acquisition of the Additional Purchased Royalty pursuant to the Royalty Purchase Agreement.

The offers, sales and issuances of the securities described in items (20) through (22) above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and, outside the United States, in reliance upon Regulation S under the Securities Act, and in Canada on a private placement basis pursuant to exemptions from applicable

Canadian prospectus requirements. Each purchaser or recipient of such securities represented its status as an institutional or accredited investor or a non-U.S. person and acquired such securities for investment purposes and not with a view to distribution, and such securities were issued subject to transfer restrictions and with restrictive legends, as applicable.
Item 8.   Exhibits and Financial Statement Schedules
(a)
Exhibits

The exhibit index attached hereto is incorporated herein by reference.
(b)
Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 9.   Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement.
Exhibit No.
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
4.1	Indenture, dated as of August 24, 2026, among the Registrant, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (including the form of 8.00% Convertible Senior Secured Second Lien Note due 2031) (incorporated by reference to Exhibit 99.1 of the Registrant’s 6-K furnished to the SEC on August 26, 2026)
4.2**	Warrant Certificate, dated August 24, 2026, issued by the Registrant to Macquarie Bank Limited
5.1**	Opinion of Blake, Cassels & Graydon LLP
10.1	Investor Rights Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.3†	NORI Royalty Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.4+	2025 Plan (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.5	Standby Equity Purchase Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.6	Form of Lock-Up Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.7+	Brian Paes-Braga Consulting Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.8+	Donald Sewell Consulting Agreement (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
10.9+	CEO Performance Plan and Form of Award Certificate (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837), Amendment No. 1, filed on March 11, 2026)
10.10†	Royalty Purchase Agreement, dated May 6, 2026, by and among TMCR USA Operations Inc., The Metals Royalty Company Inc. and Ironclad Royalties, LLC (incorporated by reference to Current Report on Form 6-K furnished May 7, 2026)
10.11†
Amendment to Royalty Purchase Agreement, dated June 1, 2026, by and among TMCR USA Operations Inc., The Metals Royalty Company Inc. and Ironclad Royalties, LLC (incorporated by reference to Registration Statement on Form F-1 (File No. 333-296941) filed on June 22, 2026)

10.12†**	Second Amendment to Royalty Purchase Agreement, dated August 24, 2026, by and among TMCR USA Operations Inc., The Metals Royalty Company Inc., Ironclad Royalties, LLC and Mesabi Investments (USA) LLC
10.13†
Loan Agreement, dated June 1, 2026, by and among The Metals Royalty Company Inc., as borrower and American Life & Security Corp (incorporated by reference to Registration Statement on Form F-1 (File No. 333-296941) filed on June 22, 2026)

10.14†	Loan Agreement, dated as of August 24, 2026, among the Registrant, as borrower, the guarantors party thereto, the lenders party thereto and Macquarie Bank Limited, as administrative agent and collateral agent (incorporated by reference to Exhibit 99.2 of the Registrant’s 6-K furnished to the SEC on August 26, 2026)

Exhibit No.
10.15	Registration Rights Agreement, dated as of August 24, 2026, among the Registrant and the noteholders party thereto (incorporated by reference to Exhibit 99.3 of the Registrant’s 6-K furnished to the SEC on August 26, 2026)
21.1**	List of Subsidiaries
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.3**	Consents of DRA Americas, Inc.
23.4**	Consent of NewFields Canada Inc.
23.5**	Consent of Stantec Consulting Services Inc.
24.1**	Power of Attorney (included on signature page to the registration statement)
96.1	S-K 1300 Technical Report Summary, Mesabi Metallics Projects, Nashwauk, Minnesota, USA, dated May 22, 2026 (incorporated by reference to Registration Statement on Form F-1 (File No. 333-296941) filed on June 22, 2026)
99.2	Code of Conduct (incorporated by reference to Registration Statement on Form F-1 (File No. 333-293837) filed on February 27, 2026)
107**	Filing Fee Table

**
Previously Filed

†
Certain portions of exhibit have been omitted pursuant to Item 601 of Regulation S-K

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on September 29, 2026.
The Metals Royalty Company Inc.
By:
/s/ Brian Paes-Braga

Brian Paes-Braga
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brian Paes-Braga Brian Paes-Braga	Chief Executive Officer and Executive Co-Chair (Principal Executive Officer)	September 29, 2026
/s/ Donald Sewell Donald Sewell	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 29, 2026
* Michael B. Hess	Director and Non-Executive Co-Chair	September 29, 2026
* Brian T. O’Neill	Director	September 29, 2026
* Gerard Barron	Director	September 29, 2026
* Jorge Fonseca	Director	September 29, 2026
* Hamed Shahbazi	Director	September 29, 2026

* By:
/s/ Brian Paes-Braga

Brian Paes-Braga
Chief Executive Officer
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the registrant’s duly authorized representative has signed Amendment No. 1 to the registration statement on Form F-1 (No. 333-299116), in the City of New York, State of New York on September 29, 2026.
Cogency Global Inc.
Authorized U.S. Representative
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Sr. Vice President on behalf of Cogency Global Inc.